Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Novanta Inc. of our report dated February 28, 2024, except for the change in the manner in which the Company accounts for segments discussed in Note 18 to the consolidated financial statements, as to which the date is February 25, 2025, relating to the financial statements, which appears in Novanta Inc.'s Annual Report on Form 10-K for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 25, 2025